Exhibit 10.24
Execution Verson
PHANTOM SHARES SURRENDER AGREEMENT, RELEASE AND WAIVER
     THIS PHANTOM SHARE SURRENDER AGREEMENT, RELEASE AND WAIVER (this “Agreement”) is made as of October 30, 2007 by and between Red Man Pipe & Supply Co., an Oklahoma corporation (“Red Man”), McJ Holding LLC, a Delaware limited liability company (the “Company”) and Dee Paige (the “Employee”), in connection with the closing of the transactions contemplated by the Stock Purchase Agreement, dated as of July 6, 2007 (the “Purchase Agreement”), between West Oklahoma PVF Company, a Delaware corporation (“Buyer”), Red Man, the Company, and the holders of all outstanding shares of stock of the Company who are signatories thereto (the “Shareholders”). Capitalized terms not otherwise defined herein shall have the same meaning as in the Purchase Agreement.
PRELIMINARY STATEMENT
     The Employee has been awarded phantom shares related to Red Man (the “Phantom Shares”) pursuant to the Red Man Pipe & Supply Co. Phantom Stock Plan (the “Plan”) and the Grant of Phantom Shares dated as of April 15, 2003 (the “Award Agreement”). The Employee desires to surrender all the Phantom Shares in exchange for the cash consideration set forth below.
     NOW THEREFORE, in consideration of the premises, the mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and intending to be legally bound hereby, the parties hereto hereby covenant and agree as follows:
ARTICLE I
SURRENDER OF PHANTOM SHARES
     Section 1.1 Surrender of Phantom Shares. Effective as of the Closing, the Employee hereby irrevocably relinquishes, waives, disclaims and surrenders any and all rights, title and interest he may have with respect to all the Phantom Shares and any other options, warrants or other rights to acquire shares of capital stock of or equity interests in Red Man or similar securities or contractual obligations the value of which is derived from the value of an equity interest in Red Man (collectively, “Derivative Securities”), whether vested or unvested, and, except as provided herein, the Employee acknowledges that Red Man shall not have any further liability whatsoever after the Closing to the Employee with respect to the Phantom Shares or any such Derivative Securities or pursuant to the Plan or any Award Agreement.
     Section 1.2 Phantom Share Surrender Payments.
(a) The Company agrees to pay the Employee the following payments (the “Surrender Payments”), less any withholding that the Company may be required to make, provided that the Employee remains continuously employed with the Company or its Affiliates until the relevant payment date:
(i) On January 1, 2008, $433,333.33, plus interest for the period from November 1, 2007 until the payment date, calculated at a rate equal to

4.88%, which is 120% of the short-term applicable Federal rate (determined under Section 1274(d) of the Internal Revenue Code and the regulations thereunder), compounded semi-annually, as published by the Internal Revenue Service for November 2007 (the “Applicable Rate”).
(ii) On October 31, 2008, $433,333.33, plus interest for the period from November 1, 2007 until the payment date, calculated at the Applicable Rate.
(iii) On October 31, 2009, $433.333.33, plus interest for the period from November 1, 2007 until the payment date, calculated at the Applicable Rate.
(b) Notwithstanding the foregoing, in the event that the Employee’s employment is terminated prior to the payment of all of the Surrender Payments and such termination is due to (i) a termination by the Company without Cause, (ii) a termination by the Employee due to Good Reason or (iii) the Employee’s death, any then unpaid Surrender Payments shall be immediately paid in full to the Employee; provided, however, that in no event shall the Surrender Payments be made prior to January 1, 2008.
(i) “Cause” shall mean the Employee’s (A) continuing failure, for more than 10 days after the Company’s written notice to the Employee thereof, to perform such duties as are reasonably requested by the Company; (B) failure to observe material policies generally applicable to officers or employees of the Company unless such failure is capable of being cured and is cured within 10 days of the Employee receiving written notice of such failure; (C) failure to cooperate with any internal investigation of the Company; (D) commission of any act of fraud, theft or financial dishonesty with respect to the Company or indictment or conviction of any felony; (E) material violation of the provisions of the Employment Agreement between the Company and the Employee dated as of the Closing Date unless such violation is capable of being cured and is cured within 10 days of the Employee receiving written notice of such violation; (F) chronic absenteeism; or (G) abuse of alcohol or another controlled substance.
(ii) “Good Reason” shall mean (A) a material and adverse change in the Employee’s duties or responsibilities, (B) a reduction in the Employee’s base salary or target annual bonus or (C) a relocation of the Employee’s principal place of employment by more than 50 miles.
(c) If the Employee is a “specified employee” for purposes of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, to the extent required to comply with Section 409A of the Code, any payments required to be made pursuant to Section 1.2(b) which are subject to Section 409A of the Code shall not commence until one day after the day which is 6 months from the date of termination of employment.
(d) In the event that the Employee’s employment is terminated prior to the payment of all of the Surrender Payments and such payments are not accelerated pursuant to Section 1.2(b), then the Employee shall forfeit any then unpaid Surrender Payments (the “Forfeited Payments”) and the Forfeited Payments shall be paid to the Shareholders within 30 days of the termination of Employee’s employment in accordance with their respective Cash Proceeds Percentages as set forth on Exhibit B of the Purchase Agreement. The parties agree that the Shareholders are intended third party beneficiaries of this Section 1.2(d) and are entitled to enforce this section as if a party thereto.
          Section 1.3 Representations and Warranties of Employee. The Employee hereby represents, warrants and acknowledges that as of the Closing the Employee will surrender the Phantom Shares free and clear of all liens or other encumbrances, except those liens that may arise as a result of (a) any actions taken by or on behalf of the Company and its Affiliates or (b) applicable securities laws.
          Section 1.4 Conditions to Surrender. The surrender of the Phantom Shares and payment of the related surrender payment under this Agreement is contingent on (i) the occurrence of the Closing and (ii) approval of this Agreement by 75% of the shareholders of the Company in accordance with Section 280G(b)(5) of the Code. If the Purchase Agreement is terminated or if the requisite shareholder approval is not obtained, this Agreement will be void and of no effect.
ARTICLE II
GENERAL PROVISIONS
          Section 2.1 Acknowledgement. The Employee, on behalf of himself and on behalf of his spouse and all his heirs, predecessors, successors, assigns, representatives or agents (including, without limitation, any trust of which the Employee is the trustee or which is for the benefit of the Employee or a member of his family), to the fullest extent applicable law permits, hereby acknowledges that the payments made pursuant to this Agreement are in full satisfaction of any and all rights the Employee may have under the Phantom Shares.
          Section 2.2 Additional Deliveries. The Employee, upon request, will execute and deliver any additional documents deemed by Red Man or the Company to be reasonably necessary or desirable to complete the surrender of the Phantom Shares contemplated hereby.
          Section 2.3 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and Buyer, the successors and assigns of Red Man, the Company and Buyer and the heirs and legal representatives of the Employee. Except for the Shareholders’ potential right to payments pursuant to Section 1.2(d), nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.

     Section 2.4 Amendment and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
     Section 2.5 Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:	McJ Holding LLC
835 Hillcrest Drive
Charleston, WV 25311
Attention: General Counsel
Facsimile: 304-348-1557

and

8023 East 63rd Place, Suite 800
Tulsa, Oklahoma 74133
Attention: General Counsel
Facsimile: 918-461-5375

with a copy to:	GS Capital Partners V Fund, L.P.
85 Broad Street
New York, NY 10004
Attention: Jack Daly
Facsimile: 212-357-5505

and

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004

Attention: Robert C. Schwenkel, Esq.
Facsimile: 212-859-4000

If to the Employee:	Dee Paige, during his employment
at his principal office at the Company, and
at all times to his principal residence as
reflected in the records of the Company.
     All such notices, requests, consents and other communications shall be deemed to have been given when received. Either party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.
     Section 2.6 General Interpretive Principles. The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses, and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.
     Section 2.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.
     Section 2.8 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction.
     Section 2.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.
     Section 2.10 Entire Agreement. From and after the date first written above, this Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to the subject matter hereof.

     Section 2.11 Section 409A Compliance. This Agreement is intended to comply with Section 409A of the Code (to the extent applicable) and, to the extent it would not adversely impact the Company, the Company agrees to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to Employee.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

RED MAN PIPE & SUPPLY COMPANY

By:	/s/ Craig Ketchum

Name: CRAIG KETCHUM
Title: PRESIDENT & CEO

MCJ HOLDING LLC

By: /s/ Tom Graff

Name:

Title:

EMPLOYEE

/s/ Dee Paige

Dee Paige